Filed pursuant to Rule 424(b)(2)(c)
                                                      Registration No. 333-70763

                              Prospectus Supplement
                                       to
                         Prospectus dated March 17, 1999

                            ALTAIR INTERNATIONAL INC.
                              300,000 Common Shares
                                150,000 Warrants
                               ------------------

     This Prospectus Supplement supplements the Prospectus dated March 17, 1999 (the "Prospectus") of Altair International Inc. (the "Company") relating to the offering and sale of 1,500,000 common shares of the Company (the "Shares") and warrants to purchase up to 500,000 of the Shares (the "Warrants"). This Prospectus Supplement relates to the offer and sale of 300,000 Shares and 150,000 Series J Warrants, each of which entitles the holder thereof to purchase one Share at the price of $9.00 on or before March 19, 2002 (the "Series J Warrants"). See "Warrants."
                               ------------------

     The securities being offered pursuant to this Prospectus Supplement are being placed by Northern Securities Inc. ("Northern Securities") and First Security Van Kasper & Company ("First Security"). See "Plan of Distribution."

================================================================================
                                              Per Share/Unit1        Total

Purchase Price.............................        $7.00          $2,100,000

Less Placement Agent Commissions2..........        $0.35          $  105,000

Proceeds to the Company....................        $6.65          $1,995,000

================================================================================

(1) The information presented in this table reflects the sale of 250,000 Shares and 125,000 Series J Warrants in units consisting of one Share and on-half Series J Warrant at a purchase price per unit of $7.00 and the sale of 50,000 Shares at a purchase price per Share of $7.00.

(2) Does not include the issuance by the Company to First Security of 25,000 Series J Warrants as additional remuneration for services rendered in connection with the placement of 200,000 Shares and 125,000 Series J Warrants.

                     --------------------------------------

     The common shares of the Company (the "Common Shares") are listed for trading on the Nasdaq National Market under the symbol "ALTIF." On March 16, 1999, the last reported sales price of Common Shares on the Nasdaq National Market was $7.00 per share.

--------------------------------------------------------------------------------
Consider carefully the risk factors beginning on page 6 in the Prospectus before investing in the securitie being sold with this Prospectus Supplement.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this Prospectus Supplement. Any representation to the contrary is a criminal offense.

              -----------------------------------------------------


            The date of this Prospectus Supplement is March 19, 1999.

     This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.

                              PLAN OF DISTRIBUTION

     The  section  of  the  Prospectus   entitled  "Plan  of   Distribution"  is
supplemented by the following specific information about the offering to which this Prospectus Supplement relates:

     Northern Securities has been engaged to act in good faith to place up to 100,000 Shares and up to 50,000 Series J Warrants at the price of $7.00 per unit of one Share and one-half Series J Warrant. First Security has been engaged to act in good faith to place up to 150,000 Shares and up to 75,000 Series J Warrants at the price of $7.00 per unit of one Share and one-half Series J Warrant and up to 50,000 Shares at the price of $7.00 per Share.

     Pursuant to a previously existing agency agreement, as modified specifically for the offering contemplated by this Prospectus Supplement, Prudential Securities Incorporated ("Prudential") is entitled to a $.0875 (1 3/4% of the purchase price per Share/unit) commission on the sale of the Securities. With respect to Securities to be offered and sold by Northern Securities pursuant to this Prospectus Supplement, the Company will remit to Prudential a commission of $.0875 (1 3/4% of the purchase price per Share/unit) and will remit to Northern Securities a commission of $.2625 (3 1/4% of the purchase price per Share/unit).

     With respect to securities be offered and sold by First Security pursuant this Prospectus Supplement, the Company will remit to Prudential a commission of $.0875 (1 3/4% of the purchase price per Share/unit) and will remit to First Security a commission of $.2625 (3 1/4% of the purchase price per Share/unit). In addition, with respect to 50,000 of the Shares to be offered and sold by First Security pursuant to this Prospectus, the Company will remit to First Security one-half of a Series J Warrant.

     The Company has agreed to indemnify Prudential against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which Prudential may be required to make with respect to such liabilities.

                             DESCRIPTION OF WARRANTS

     The section of the Prospectus entitled "Warrants" is supplemented by the following specific information about the Series J Warrants to which this Prospectus Supplement relates:

     The Series J Warrants to be offered and sold under this Prospectus Supplement will be issued under a Series J Warrant Certificate between the Company and each Series J Warrant holder. Each Series J Warrant entitles the holder thereof to purchase one Share at the exercise price of $9.00 on or before 5:00 p.m. (Mountain Standard Time) on or before the earlier of (i) March 19, 2002, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the Common Shares on the Nasdaq National Market equals or exceeds U.S. $14.00. The holder of a Series J Warrant may exercise such Warrant by delivering to the Company at its principal office the Series J Warrant Certificate, the Subscription Form attached thereto, and cash or certified check in an amount equal to the exercise price multiplied by the number of Series J Warrants being exercised. Each Series J Warrant is freely assignable, subject to the restrictions of applicable federal, Canadian, state, and provincial securities laws. The Series J Warrants provide for the adjustment of the number of Shares subject thereto and the exercise price in the event of a stock split, stock dividend, merger, consolidation, or similar event.

                                    DILUTION

     The section of the Prospectus entitled "Dilution" is supplemented by the following information about the offering to which this Prospectus Supplement relates:

     The net tangible book value (deficit) of the Company at December 31, 1998 was $4,853,926 or approximately $.32 per Share. Net tangible book value (deficit) of the Company is the value of all tangible assets, less the value of all liabilities. Net tangible book value (deficit) per Share is the net tangible book value (deficit) of the Company divided by the number of Shares issued and outstanding.

     If all of the Shares and Series J Warrants to which this Prospectus Supplement relates are sold, and all Series J Warrants are exercised, the net tangible book value (deficit) of the Company would be $8,191,831 or approximately $.52 per share at December 31, 1998, resulting in an immediate increase in net tangible book value of $3,337,905 or approximately $.20 per Share to existing shareholders and an immediate dilution of approximately $6.89 per Share to purchasers. The following table illustrations dilution on a per Share and per offering basis:

                                                                                   Per                Per Offering
                                                                                Unit/Share
Offering price1.........................................................           $7.00               $2,100,000

Exercise of 150,000 Series J Warrants @ $9.00...........................           $9.00               $1,300,000

Net tangible book value (deficit).......................................            $.32               $4,853,926

Increase attributable to purchase by new investors 2....................            $.20               $3,337,905

Pro froma net tangible book value (deficit) after the offering 3........            $.52               $8,191,831

Pro forma net tangible book value dilution to new investors 4...........           $6.89               $3,214,074

(1) Reflects the sale of 250,000 Shares and 125,000 in units consisting of one Share and one-half Series J Warrant at a purchase price per unit of $7.00 and the sale of 50,000 shares at a purchase price per share of $7.00

(2) After deduction of selling commissions and estimated offering expenses totaling $112,095.

(3) Assumes that the number of Common Shares outstanding as of December 31, 1998 was 15,174,915 and that all 300,000 Shares and 150,000 Series J Warrants to which this Prospectus Supplement relates are sold and that all of the Series J Warrants are exercised. Does not reflect the possible issuance of up to 1,980,000 Common Shares upon the exercise of issued and outstanding stock options.

(4) Dilution represents the difference between the amount paid by investors and the pro forma net tangible book value after the offering contemplated by this Prospectus Supplement.

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     We  have  not   authorized   any   dealer,
salesperson   or  other   person  to  give  any
information or represent anything not contained
in this Prospectus.  This Prospectus Supplement         1,500,000 Common Shares
does not offer to sell or buy any securities in            500,000 Warrants
any jurisdiction where it is unlawful. The information in this Prospectus Supplement is current as of March 19, 1999.

            -----------------------
                                                                ALTAIR
                                                          INTERNATIONAL INC.
                    SUMMARY
               TABLE OF CONTENTS                            COMMON SHARES
                                                               WARRANTS
(For a more detailed Table of Contents, see page
2 of the Prospectus)

             Prospectus Supplement

                                           Page
                                           ----
Plan of Distribution........................S-2           ___________________
Warrants....................................S-2
Dilution....................................S-3          Prospectus Supplement
                                                          ___________________
                      Prospectus
                                           Page
                                           ----
Table of Contents.............................2
About this Prospectus.........................4
Prospectus Summary............................4
Forward-Looking Statements....................6
Price Range of Common Shares.................19
Use of Proceeds..............................21
Dilution.....................................21
Plan of Distribution.........................21
Legal Matters................................23
Experts......................................23
Incorporation of Certain Documents by Reference
 .............................................23
Where You Can Find More Information..........24

              --------------------
                                                            March 19, 1999


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                                       S-4